Exhibit 10.2

TecSec Incorporated
1953 Gallows Road
Vienna, Virginia, 22182

October 13, 2006

PubliCARD Inc.
New York, New York

Attention:	Mr. Joe Sarachek

Dear Sir:

This letter confirms my communication with Mr. Joe Sarachek of Friday afternoon, October 13, 2006.

In conjunction with the conveyance of TecSec’s Series A Convertible Preferred heretofore held by PubliCARD Inc to Sally Port Global Corporation, TecSec confirms by this communication, its agreement to issue two and one-half percent (2 1/2%) of common stock (fully diluted) to PubliCARD Inc. for no additional consideration.

This calculation of 2 1/2 % is to be computed as a percentage of TecSec’s existing common stock (fully diluted) plus common stock that may be issued as a result of Sally Port Global’s financing of TecSec this year.

Very truly yours,

/s/John R. Petty
John R. Petty